Moody National REIT II 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Following the most recent 10-Q filing, I wanted to provide a brief update to the Moody National REIT II investors, financial advisors, and broker dealers.

Nationally, hotels experienced increases of 10.8% in occupancy growth; 21.8% ADR growth; and 34.9% RevPAR growth year over year for Q3 2022.1 The vast majority of demand is still derived from leisure or “bleisure,” which is a blend of business and leisure. According to Marriott CEO, Tony Capuano, “[d]ay-of-the-week trends continue to suggest that travelers are combining leisure and business trips. In fact, the average length of a transient business trip has increased meaningfully, and year to date is up more than 15% compared to 2019.” He also adds that while business travel demand increased in the quarter, it remains 11% below 2019 levels.2 Historically, U.S. hotel demand is connected to GDP growth or contraction. Despite an estimated 2.6% GDP growth in the 3rd quarter, the prevailing market sentiment is that we may be entering a national recession. For the U.S. hotels, however, there may be deviation from this historical norm, which would mean continued growth despite U.S. GDP contraction. CoStar offers a plausible reason for this:

“[T]he U.S. hotel industry is still in the middle of the recovery and corporate group and transient demand is still growing. Pent-up saving allow leisure travelers to take more vacations. Inflation pushes rates higher, driving up RevPAR. Work-from-anywhere has driven consumers to take longer weekend trips more often. A combination of these factors could lead to a recession that records macro-economic contraction while the hotel industry continues to expand, albeit more slowly than thought this summer.”3

The REIT II portfolio has also continued to show resiliency through the third quarter.  The Company experienced increases in ADR across the portfolio- most notably in the Austin and Nashville markets. Seattle has also started to rebound with the much anticipated return of Amazon HQ business travel demand and the reopening of cruise lines. Obviously, we are carefully monitoring both record levels of inflation and a looming national recession. We are optimistic that, despite a potential pullback in the economy, our portfolio might be relatively insulated due to the high demand markets of the REIT II portfolio. In addition, recessions sometimes drive more travelers to select service hotels over more costly full-service hotels. As a reminder all fifteen REIT II assets are select-service or extended stay hotels.

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1 2022 CoStar Group - Licensed to Moody National Management - 1238583

2 https://product.costar.com/home/news/2050174549

3 2022 CoStar Group - Licensed to Moody National Management - 1238583

For the nine months ended September 30, 2022, REIT II Total Revenue increased by $17.6 million to $58.5 million as compared to $40.9 million during the same period in 2021. In addition, RevPAR increased by 44.3% to $95.35 from $66.09 over the same period in 2021. As I’ve mentioned before, it is helpful to see a comparison to pre-pandemic data to gain a better perspective. In the same period in 2019, REIT II total revenue was $64.83 million and RevPAR for the same period was $108.79. This represents a 12.4% RevPAR shortfall when comparing 2019 to 2022. With respect to Total Revenue, the portfolio remains below 2019 revenue levels, but it has continued to make up ground. With that said, Moody Capital has again needed to step in and provide a series of loans to REIT II to meet specific cash flow needs as the properties continue to have to make up ground for the past 2.5 years of reduced revenues. These most recent loans were documented in a promissory note (“Fourth Related Party Note”) with a total maximum aggregate loan amount of $10.0 million. With this fourth Note, the REIT has received $40 million in loans from Moody Capital. As of September 30, 2022, 75% of the proceeds of such loans have been used by REIT II to cover deferred mortgage payments, payroll, taxes and insurance, as well as all other necessary operating expenses and capital expenditures. For more details on each of the loans, please see the latest REIT II Form 10-Q filed November 14, 2022. A copy of the Form 10-Q, and all of our other SEC filings, is available on our website – www.moodynationalreit.com.

Let me conclude with a final important note as we continue to receive questions with respect to timing of reinstating investor distributions along with the Share Repurchase Program (“SRP”).  Approximately half of the hotels remain in cash management where the lender controls property funds.  In order to exit cash management and access extra cash flow should it be available, these properties must meet certain performance threshold requirements for periods that are typically three consecutive months in which the trailing 12 debt service coverage ratio exceeds a certain threshold, for instance a 1.55X debt service coverage ratio. We will continue to monitor assets to determine if any reach the threshold to exit cash management. It is important to stress that even once one or some of the assets meet the thresholds and can exit cash management, it does not mean that distributions and SRP can resume immediately. The Company must build up enough “dry powder” in cash to satisfy other cash flow needs including seasonality reserves, A/P, debt service, etc. before the Board of Directors will consider the resumption of the payment of distributions (at any level) and the SRP. We will continue to diligently monitor cash flow, particularly as we receive more clarity on any impact a potential recession may have on the REIT II portfolio. Our primary goal at this stage remains to preserve and protect your equity. We plan to continue to hold on to our properties and attempt to increase revenues, which we believe will increase the estimated value per share of the Company.

We anticipate that our next material update will be after our Form 10-K filing in March 2023.  We hope to have some more visibility at that time and to provide a forecast for 2023. Thank you for taking the time to watch this video today. We wish you and your families a wonderful holiday season!

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES